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Exhibit 10.17

CONFIDENTIAL
STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement ("Agreement") is made as of February 13, 2003, by and between Hispanic Broadcasting Corporation, a Delaware corporation with principal offices located at 3102 Oak Lawn, Suite 215, Dallas, Texas 75219 ("Buyer"), and Fundación Angel Ramos, Inc., a Puerto Rico corporation with principal offices located at 383 F.D. Roosevelt Avenue, Hato Rey, Puerto Rico ("Seller").

RECITALS

        WHEREAS, El Mundo Broadcasting Corporation, a corporation incorporated under the laws of Puerto Rico (the "Company"), is engaged in the radio broadcasting business in Puerto Rico.

        WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the "Shares"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.
DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Adjustment Amount"—as defined in Section 2.5.

        "Benefit Plans"—means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity based), whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA), which the Company sponsors, maintains, has any obligation to contribute to, has liability under or to which it is otherwise a party and which covers or otherwise provides benefits to any of its employees or former employees (or their dependents and beneficiaries) with respect to their relationship with the Company's business

        "Best Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Closing"—as defined in Section 2.3.

        "Closing Date"—the date and time as of which the Closing actually takes place.

        "Closing Date Adjustment Amount"—as defined in Section 2.6(b).

        "Commonwealth"—Commonwealth of Puerto Rico.

        "Communications Act"—the Communications Act of 1934, as amended.

        "Company"—as defined in the Recitals of this Agreement.

        "Consent"—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "Contemplated Transactions"—all of the transactions contemplated by this Agreement, including:

        (a)  the sale of the Shares by Seller to Buyer;

        (b)  the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

        (c)  Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

        "Contract"—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

        "Damages"—as defined in Section 12.2.

        "Disclosure Schedule"—the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

        "Draft Adjustment Amount"—as defined in Section 2.6.

        "Encumbrance"—any charge, claim, condition, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environmental Claim"—shall mean any and all administrative, regulatory or judicial actions, suits, proceedings, executory decrees, judgments, demands, demand letters, orders, directives, claims (including claims involving liability in tort), liens or notices of noncompliance or violation relating to any Environmental Law or permit issued under any such Environmental Law, or arising from the presence or release into the environment of Hazardous Materials including, without limitation, Environmental Claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

        "Environmental Laws"—shall mean all federal, Commonwealth, state, and local laws, statutes, ordinances, rules now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended ("FIFRA"); the Resource Conservation and Recovery Act, as amended ("RCRA"); the Toxic Substances Control Act, as amended ("TSCA"); the Clean Air Act, as amended ("CAA); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Oil Pollution Act of 1990, as amended ("OPA"); the Fish and Wildlife Coordination Act, as amended ("FWCA"); the Endangered Species Act, as amended ("ESA"); the Wild & Scenic Rivers Act, as amended ("WSRA"); the Rivers and Harbors Act of 1899, as amended ("1899 Rivers Act"); the Water Resources Research Act of 1984, as amended ("WRRA"); the Occupational Safety and Health Act, as amended ("OSHA"); and the Safe Drinking Water Act, as amended ("SDWA"); and their state and local counterparts or equivalents.

        "ERISA"—means the Employee Retirement Income Security Act of 1974, as amended.

        "Estimated Adjustment Amount"—as defined in Section 2.6.

        "Facilities"—any real property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment currently owned or operated by the Company.

        "Financial Statements"—the financial statements indicated in Section 3.9, including notes thereto, as applicable.

        "FCC"—shall mean the Federal Communications Commission.

        "FCC Consent"—the action by the FCC granting consent to the purchase of the Shares by the Buyer and the transfer to the Buyer of control of the Company as contemplated in this Agreement

        "GAAP"—generally accepted United States accounting principles.

        "Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body"—any:

        (a)  nation, Commonwealth, state, county, city, municipality, town, village, district, or other jurisdiction of any nature;

        (b)  federal, state, Commonwealth, local, municipal, foreign, or other government;

        (c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

        (d)  multi-national organization or body; or

        (e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Materials"—shall mean, collectively, (a) flammable explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, and (b) chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any applicable Environmental Law.

        "Indemnified Persons"—as defined in Section 12.2

        "Intellectual Property"—shall mean the following:

        (a)  the Company's name, all trade names;

        (b)  registered and unregistered trademarks, service marks, and applications;

        (c)  patents, patent applications; and

        (d)  know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints.

        "Internal Revenue Code"—means the Puerto Rico Internal Revenue Code of 1994, as amended.

        "Knowledge"—an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

        (a)  such individual is actually aware of such fact or other matter; or

        (b)  a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

        Furthermore, Knowledge of Seller or the Company, shall refer only to the knowledge of the following individuals:

Argentina S. Hills	Huberto Biaggi
Rafael Cortés Dapena	Gabriel Laffitte
Grafton Olivera

        "Legal Requirement"—any federal, state, Commonwealth, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "Most Recent Financial Statements"—as defined in Section 3.9.

        "Net Working Capital"—shall mean the current assets less the current liabilities of the Company (including all of the Company's transaction costs associated with the Contemplated Transactions, accrued volume discounts, and all other accruals including applicable Taxes), as determined under GAAP.

        "Order"—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

        (a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

        (b)  such action is not required to be authorized by the board of directors of such Person;

        "Organizational Documents"—the articles of incorporation and the bylaws of the Seller or the Company.

        "Person"—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price"—as defined in Section 2.2.

        "Representative"—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "Seller"—as defined in the first paragraph of this Agreement.

        "Shares"—as defined in the Recitals of this Agreement.

        "Tax"—Any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or state tax), levy, assessment, tariff, duty (including any custom duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

        "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Threatened"—a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        "Treasury"—the Department of the Treasury of the Commonwealth of Puerto Rico

2.
SALE AND TRANSFER OF SHARES; CLOSING

        2.1    Shares.    Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

        2.2    Purchase Price.    The purchase price (the "Purchase Price") for the Shares will be $32,000,000 (the "Base Purchase Price"), increased or decreased by the Adjustment Amount, as defined herein.

        2.3    Closing.    The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 10:00 a.m. (local time) on the 10th day after all conditions precedent to the Closing have been satisfied or waived, or at such other time as the parties may agree.

        2.4    Closing Obligations.    At the Closing:

        (a)  Seller will deliver to Buyer:

            (i)  certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

          (ii)  a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 9.4); and

        (b)  Buyer will deliver to Seller:

            (i)  the Base Purchase Price by wire transfer to accounts specified by Seller (provided, however, that pursuant to the terms of the Post-Closing Indemnity Escrow Agreement in the form attached hereto as Part 2.5(b) of the Disclosure Schedule (the "Escrow Agreement"), the parties shall set aside from the Base Purchase Price and deposit with the Escrow Agent identified in the Escrow Agreement the sum of $1,600,000, and all interest on such escrowed amount shall be paid quarterly to Seller); and

          (ii)  a certificate executed by Buyer to the effect that, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

        2.5    Adjustment Amount.    The Adjustment Amount (which may be a positive or negative number) shall be, as of the Closing Date, an amount equal to Net Working Capital less the sum of (i) $2.0 million, (ii) the amount, if any, owed to Banco Popular de Puerto Rico under a certain Credit

Agreement dated September 16, 1997, as amended, and (iii) any other indebtedness of the Company which is not included as part of the calculation of Net Working Capital.

        2.6    Adjustment Procedure.

        (a)  On the date that is no more than three business days prior to the Closing, the Seller shall deliver to the Buyer an estimated balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet"), which shall be prepared using consistent accounting principles as with prior periods, taking into account cash reserves for the payment of all volume discounts accrued by the Company and not previously settled or paid.

        (b)  Within 30 days after the Closing Date, Deloitte & Touche ("Deloitte") shall prepare in accordance with GAAP and consistent with the preparation of the Financial Statements, and deliver to the Buyer and Seller a closing balance sheet for the Company, as of the Closing Date (the "Draft Closing Balance Sheet"). Within no later than 10 days (or as otherwise agreed to by Buyer and Seller) after the delivery of the Draft Closing Balance Sheet, Buyer and Seller shall meet in the offices of Deloitte, located at San Juan, Puerto Rico, to object to any provisions of the Draft Closing Balance Sheet, which objections shall be resolved in the sole discretion of Deloitte. Once all objections, if any, have been resolved by Deloitte, the Draft Closing Balance Sheet shall become the "Closing Balance Sheet" and Deloitte shall calculate the Adjustment Amount. Within five days following the date that the Closing Balance Sheet is determined, (i) if the Adjustment Amount is a positive number, the Buyer shall pay Seller in cash an amount equal to the Adjustment Amount; or (ii) if the Adjustment Amount is a negative number, the Seller shall pay to buyer in cash an amount equal the Adjustment Amount multiplied by negative one.

        (c)  On February 1, 2004 (or at such other time as agreed to by the Buyer and Seller), Buyer and Seller shall in good faith update the Closing Balance Sheet based upon the Company's actual operating results (including actual accrued and paid volume discounts), and at such time Buyer and Seller shall recalculate the Adjustment Amount determined in Section 2.6(b) (after adjustment, the "Final Adjustment Amount"). Any disagreements between Buyer and Seller regarding the update of the Closing Balance Sheet and the calculation of the Final Adjustment Amount shall be settled by Deloitte, whose determination shall be final. Then, within 5 days after determining the Final Adjustment Amount (i) if the Final Adjustment Amount is greater than the Adjustment Amount determined pursuant to Section 2.6(b) (negative 1 is "greater" than negative 5), Buyer shall pay to Seller, in cash, an amount equal to the difference of the Final Adjustment Amount and the Adjustment Amount determined in Section 2.6(b) plus 6% simple, annual interest on such amount calculated from the Closing Date; or (ii) if the Final Adjustment Amount is less than the Adjustment Amount (negative 5 is "less" than negative 1), Seller shall pay to Buyer, in cash, an amount equal to the difference of the Final Adjustment Amount and the Adjustment Amount determined in Section 2.6(b) plus 6% simple, annual interest on such amount calculated from the Closing Date.

3.
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        3.1    Organizational and Good Standing of Seller.    Seller is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of Puerto Rico, with full corporate power and authority to conduct its corporate affairs as now being conducted.

        3.2    Title of Shares.    Seller is the lawful owner of the Shares, as trustee, under a certain Trust (the "Trust") created pursuant to Clause Tenth of the Last Will and Testament of Angel Ramos (Deed No. 2 executed on May 22, 1959, before Notary Public Milton Francisco Rua) and subject to the approval by the Board of Directors of the Seller, has the right, power and authority (without further authorization or approval) to sell, assign, convey, transfer and deliver the same to the Buyer pursuant to this Agreement, free and clear of all Encumbrances. Upon delivery at closing of certificates representing the Shares, the Buyer shall have good and marketable title to and own such Shares, free and clear of all Encumbrances, and such Shares will be fully paid and nonassessable.

        3.3    Authorization; Execution and Delivery; Binding Obligation.    Except for the approval by the Board of Directors of the Seller, all corporate acts and other proceedings required to be taken by or with respect to the Seller, both in its capacity as a corporation and as trustee under the Trust, to authorize it to execute, deliver and perform this Agreement and the Contemplated Transactions have been duly taken. Subject to the approval by the Board of Directors, this Agreement has been duly executed and delivered by the Seller. When approved by the Board of Directors of Seller, this Agreement will constitute the legal, valid and binding obligation of the Seller in accordance with its terms.

        3.4    Violation of Law; Consents.    The execution, delivery and performance by Seller of this Agreement, and the consummation of the Contemplated Transactions will not violate any Legal Requirements applicable to the Seller or the Company or any of the Organizational Documents of the Seller or the Company. Except as indicated in Part 3.4 of the Disclosure Schedule, no Consent, other action of, or filing with, any Person, or any court, administrative agency or any Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement, and the consummation of the Contemplated Transactions.

        3.5    Organization, Corporate Power and Good Standing of the Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and has the corporate power and authority to carry on its business as now conducted and to own or lease its properties and other assets as now owned or leased. The Company has not qualified to do business in any jurisdiction other than the Commonwealth of Puerto Rico and no such qualification is necessary in order to enable the Company to carry on its business as now conducted or to own or lease its properties and assets as now owned or leased.

        3.6    Capitalization.    The authorized capital stock of the Company consists of 20,000 shares of Common Stock, of which 10,000 shares are issued and outstanding. All shares of capital stock of the Company represented by issued stock certificated are validly issued, fully paid and nonassessable, are registered in the name of, and owned of record by the Seller, and the Seller is the sole Person entitled to receipt of all, or any portion of the Purchase Price. The Shares constitute 100% of the outstanding equity interests in the Company. There are not any outstanding Contracts, warrants, options, calls, pre-emptive or other rights, or other commitments of any nature relating to any of the authorized shares of capital stock of the Company.

        3.7    Subsidiaries and Investments.    The Company has no subsidiaries nor does it own any interest in any corporation, business trust, firm, partnership, joint venture, entity or organization.

        3.8    Certificate of Incorporation and By-Laws, etc.    The copies of the present Certificate of Incorporation of the Company, and the present By-Laws of the Company which have been delivered to the Buyer, are true, complete and correct. The minute books, stock certificate books and stock transfer books of the Company are true, complete and correct.

        3.9    Financial Statements.    The interim financial statements of the Company as of December 31, 2002 (unaudited) (the "Most Recent Financial Statements"), and the certified financial statements (audited by Deloitte) as of August 31, 2002, 2001, and 2000, heretofore furnished by the Seller to the Buyer, present fairly the financial condition and results of the operations of the Company as at the respective dates of said balance sheets and for the periods indicated in said statements of income, and the certified financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The Company does not have, or as of the Closing Date shall not have, (i) any long-term liabilities (with a term greater than one year), or (ii) any other liabilities (not long-term liabilities) except (1) those liabilities set forth on the Most Recent Financial Statements and not heretofore paid or discharged, and (2) those of the same nature as those set forth on the Most Recent Financial Statements and reasonably incurred in the ordinary course of business, consistent with past practice, after December 31, 2002.

        3.10    Receivables.    All receivables of the Company included in the Closing Date Adjustment Amount shall be collectible in full when due in the ordinary course of business in amounts equal to not less than the aggregate face amounts thereof, after giving effect to any applicable provision for doubtful and uncollectible accounts included as part of the Closing Date Adjustment Amount.

        3.11    Taxes.

        (a)  The Company has filed or caused to be filed (on a timely basis) all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements, including its 2002 income tax return. The Company has paid, or made proper accruals for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company.

        (b)  The charges, accruals, and reserves with respect to Taxes on the books of the Company as of the Closing Date will be at least equal to the Company's liability for such Taxes. There exists no proposed tax assessment against the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

        (c)  All Tax Returns filed by the Company are true, correct, and complete.

        (d)  The Company is not, and never has been, liable for any Tax payable by reason of the income or property of a Person other than the Company. No litigation with respect to any Tax for which the Company is asserted to be liable is pending and no basis which Seller believes to be valid exists on which any claim for any such Tax can be asserted against the Company. There are no requests for rulings or determinations in respect of any Taxes pending between the Company and any taxing authority. No issues have been raised and remain pending by any taxing authority in connection with the examination of any Tax Return of the Company. No extension of any period during which any Tax may be assessed or collected and for which the Company is or may be liable has been granted to any taxing authority. The Company is not and never has been party to any tax allocation or sharing agreement. The Company has made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of Internal Revenue Code of 1986, as amended from time to time (the "US Code"), or such comparable provision under the Internal Revenue Code. No asset of the Company is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. No accounting method changes of the Company exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the US Code, or such comparable provision under the Internal Revenue Code.

        3.12    Real Property.    Part 3.12 to the Disclosure Schedule describes all real property owned by the Company (including the land for the tower sites for the Stations used in Cataño and Ponce) (the "Owned Real Property"), and a complete list and brief description of all real property leased to the Company (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property").

        (a)  The Company has, or will have before Closing, good and marketable title in fee simple to all of the Owned Real Property, free and clear of all Encumbrances, except those indicated in Part 3.12 of the Disclosure Schedule. The Encumbrances set forth on Part 3.12 of the Disclosure Schedule do not hinder, impede, or diminish in any way the current use of the Owned Real Property or the operations conduced thereon.

        (b)  The Company enjoys quiet possession of each of the premises purported to be leased to it, under valid leases with respect thereto, enforceable in accordance with their respective terms. Seller has furnished to Buyer a complete and correct copy of the leases in respect of all of the Leased Real Property. Neither the Company nor, to the Knowledge of Seller, the other party thereto is in default in respect of such leases.

        (c)  None of the Real Property is subject to, and neither the Company nor Seller has received notice of, any pending or proposed reassessment, contest, protest, or other proceedings with respect to real property taxes. Neither the Company nor Seller has taken any action to have real estate taxes that will be assessed against the Real Property adjusted or modified in any respect. There is no, and neither the Company nor Seller has received notice of any, pending or proposed special assessment that affects, or may affect, the Real Property or any portion thereof.

        (d)  The current uses of and existing structures located on the Real Property are in all material respects in compliance with all applicable zoning, construction, and other land use requirements. No Legal Requirements prohibit or materially interfere with the current use of any of the Real Property. The Company, to the extent required by any Legal Requirements, is in possession of, or will be prior to Closing, all use permits with respect to all of the Real Property issued by the appropriate Governmental authority. Valid use permits for all Real Property which permit the current uses of the Real Property exist, or will exist prior to Closing, and continue in full force and effect through the Closing Date. Seller shall be solely responsible for procuring such Permits and certificates.

        (e)  The improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in an operating condition good for the use to which same are put by the Company in the current operation of the Company's business, subject to normal wear and tear. No condition exists requiring material repairs, alterations or corrections, and no maintenance or repair to the improvements or the mechanical or other systems located therein have been unreasonably deferred.

        3.13    Licenses and Authorizations.    Except as otherwise disclosed therein, Part 3.13 to the Disclosure Schedule consists of a complete list and brief description of all Governmental Authorizations held by the Company or pending applications as of the date hereof, including, without limitation, any of the foregoing granted by, or pending with, the FCC, held in connection with the ownership and operation of radio stations WKAQ-AM, WKAQ-FM, WUKQ-FM and WUKQ-AM (collectively, the "Stations"). The Governmental Authorizations listed in such Part 3.13 of the Disclosure Schedule are the only Governmental Authorizations necessary to, or used in, the business of the Company as now conducted (including, without limitation the operation of the Stations) and the same are in good standing and in full force and effect. The Company is not the subject of any notice of violation or order, or any complaint, issued by or filed with the FCC in connection with the operation of, or authorizations for, the Stations. To Seller's Knowledge, the Stations and the facilities of the Stations are being operated in all material respects in accordance with the FCC Licenses and all material FCC rules and policies. To Seller's Knowledge, the Stations' transmission towers and equipment have been operated and maintained by the Company in material compliance with the Communications Act and the rules and regulations of the FCC and the Federal Aviation Administration ("FAA"), and the towers have been properly registered with the FCC and approved by the FAA as necessary. Notwithstanding the foregoing, Seller shall, at its own cost and expense, obtain all Governmental Authorization for the operation of the Company's business and facilities prior to Closing.

        3.14    Equipment and Personal Property.    Part 3.14 of the Disclosure Statement consists of a complete list of all equipment and other personal property owned by the Company with an original acquisition cost in excess of $50,000. All the personal property owned by the Company, including other items listed in Part 3.14 of the Disclosure Schedule, are free and clear of Encumbrances. The personal property assets owned by the Company and used in the conduct of its business and necessary for the conduct of the business as now conducted are in satisfactory operating condition and repair to permit the conduct of such business.

        3.15    Intellectual Property.

        (a)  Title. Part 3.15 of the Disclosure Schedule contains a complete and correct list of all the Intellectual Property owned by the Company. The Intellectual Property set forth on Part 3.15 of the Disclosure Schedule comprises all of the Intellectual Property used by the Company to conduct and operate its business as now being conducted. Except as set forth on Part 3.15 of the Disclosure Schedule, there are no agreements restricting the Company's use of the Intellectual Property or requiring the payment to any third party for the use thereof. Other than as set forth on Part 3.15 of the Disclosure Schedule, the Company owns, or has the exclusive rights to the of use and control of, both without restriction or Encumbrance of any kind, the Stations' call letters, including WKAQ-AM, WKAQ-FM, WUKQ-FM and WUKQ-AM, and the Intellectual Property set forth on Part 3.15 of the Disclosure Schedule, other than the first 8 items listed under Pending Applications, and has not transferred, granted or otherwise assigned any portion of such rights to any other Person

        (b)  Due Registration. Part 3.15 of the Disclosure Schedule lists the Intellectual Property which has been duly registered with the United States Patent and Trademark Office or the Puerto Rico Department of State. Except as otherwise set forth in Part 3.15 of the Disclosure Schedule, such registrations remain in full force and effect.

        (c)  No Intellectual Property Litigation. Except as set forth in Part 3.15 of the Disclosure Schedule, no claim or demand has been made to Seller nor is there any proceeding that is pending, or to Seller's Knowledge, Threatened, which (i) challenges the rights of Seller with respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with any Intellectual Property.

        3.16    Insurance.    Part 3.16 of the Disclosure Schedule consists of a complete list and brief description of all policies of fire, liability, workers' compensation, life, title policy, and other forms of insurance held by the Company or otherwise benefiting the Company or its employees. All premiums and other payments due from the Company under or on account of any such policy have been paid in a timely manner. Seller shall use its Best Efforts to ensure that, on or prior to Closing, all policies listed on Part 3.16 of the Disclosure Schedule will be held in the name of the Company unless otherwise agreed to by Buyer. Buyer shall in good faith assist buyer in obtaining the issuance of such policies in the name of the Company.

        3.17    Contracts.

        (a)  Except as set forth in Part 3.17(a) of the Disclosure Schedule the Company is not as of the date hereof, and will not be directly or indirectly, on the Closing Date, a party to or bound by any:

            (i)  Contract with any Person providing professional services compensation exceeding $50,000 in any fiscal year;

          (ii)  Contract with any labor union or other association representing employees;

          (iii)  Contract for the future purchase of materials, supplies, services or equipment in excess of reasonable requirements for the operation of its business consistent with its operating history;

          (iv)  Contract continuing over a period of more than one year from its date;

          (v)  Contract for material capital expenditures other than Contracts for capital expenditures and commitments for capital expenditures which in the aggregate exceed a monthly average of $5,000 from the date hereof;

          (vi)  Contract with Seller or any affiliate or any Seller;

        (vii)  indenture, mortgage, note, loan or credit agreement, or other contract or obligation relating to the borrowing of money by the Company or to the direct or indirect guarantee or assumption by the Company of any obligation of others, including any arrangement which has the economic effect of a guarantee;

        (viii)  license or royalty agreement without limitation, program licenses;

          (ix)  Contract under which it is lessor or lessee;

          (x)  Contract with any government or any agency or instrumentality thereof other than any such Contract relating to the purchase thereby of advertising time at no less than regular rates charged to government agencies;

          (xi)  Contract granting to any person any preferential right to purchase any assets or properties;

        (xii)  Contract in the nature of a bonus, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, vacation, severance or similar plan or practice, formal or informal, with respect to its officers, employees or others;

        (xiii)  Contract in the nature of a network affiliation agreement;

        (xiv)  Contract which is material and not made in the ordinary course of business and not disclosed pursuant to any other subdivision of this Section;

        (b)  Other than as set forth in Part 3.17(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation by the Company and the Seller of the Contemplated Transactions, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of any Contract to which the Company or the Seller is a party.

        (c)  The Company has complied, in all material respects, with all commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on Part 3.17 of the Disclosure Schedule and except for item 14 of Part 3.18 of the Disclosure Schedule no notice of default under any such contract or agreement has been received. Notwithstanding the representation made in this Section 3.17(c), any costs incurred by the Company resulting from noncompliance of the Contracts disclosed on Part 3.17 of the Disclosure Schedule shall be characterized as Damages under Section 12.2.

        3.18    Legal Proceedings.    Except as set forth and described in Part 3.18 of the Disclosure Schedule, there are no actions, suits, Proceedings or investigations pending, or to the Knowledge of Seller Threatened, against or affecting the Company, at law or in equity, before any Federal, state, Puerto Rico, county, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality or before any arbitrator or any kind, in each case domestic or foreign. The Company is not in default with respect to any Order, writ, injunction or decree of any court or any Federal, state, Puerto Rico, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or arbitrator of any kind, in each case domestic or foreign.

        3.19    Compliance with Laws.    The Company is not in violation of any Legal Requirement, applicable to its business, properties or assets in a manner which might result in any material adverse effect in the business, operations, properties, assets or financial condition of the Company.

        3.20    Employee and Labor Relations.

        (a)  Part 3.20 of the Disclosure Schedule contains a correct and complete list of (i) names, positions and date of hire of each of the employees of the Company; (ii) the annual salary or hourly wage of each such person; and (iii) any Contract that provides for employment of any individual as an employee or independent contractor of the Company. The Company has not accrued, is not obligated to pay, and has not agreed to pay any deferred compensation to its employees or contract labor.

        (b)  There are no unfair labor practice charges pending against the Company. The Company is not or during the past three years has not been, the subject of any strike, work stoppage, picketing or work slowdown, or other similar labor dispute, controversy, or proceeding, and to the Knowledge of the Seller or the Company no such activity is Threatened. Seller has complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, discrimination, the payment of social security and other payroll expenses, and all applicable occupational safety and health acts, laws, and regulations.

        (c)  Except as set forth on Part 3.20 of the Disclosure Schedule, (i) the Company is not a party to or subject to any collective bargaining agreements with respect to the Stations; and (ii) there is no representation or organizing effort pending or threatened against or involving or affecting the Company with respect to employees employed at the Stations.

        3.21    Employee Benefit Plans.

        (a)  All Benefit Plans of the Company are listed in Part 3.21 of the Disclosure Schedule and Seller has furnished complete and accurate copies of all such benefit plans. All Benefit Plans have been administered in compliance with all their material terms and conditions and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other Legal Requirements. All contributions that were required to be made by the Company under such Benefit Plans have been made as of the Closing Date and the Company has performed all material obligations required to be performed as of the Closing Date under all Benefit Plans.

        (b)  Except as indicated in Part 3.21 of the Disclosure Schedule, the Company (i) is not contributing to, or is not required to contribute to, or has not contributed within the last four years to, any Benefit Plan, multi employer plan, as defined in ERISA Section 3(37), single employer plan, as defined in ERISA Section 4063(a), or employee pension benefit plan, as defined under ERISA Section 3(2), that was subject to Title IV of ERISA; (ii) has not been held liable within the last four years, nor reasonably expects to be liable for any "withdrawal liability", as defined under ERISA Section 4201 et seq., and, (iii) has not engaged in a transaction to evade liability, as described under ERISA Section 4069.

        (c)  Except as set forth in Part 3.21 of the Disclosure Schedule, there are no other Benefit Plans covering Employees of the Company; whether formal or informal, accrued or unaccrued, contingent or otherwise, sponsored or maintained by the Company. The Company has not scheduled or agreed upon future increases of benefits levels (or creations of new benefits) with respect to any Benefit Plan The Company has made no commitments, nor agreed to create any additional Benefit Plans or to modify or change in any material respect any existing Benefit Plans, except as required by any Legal Requirement.

        (d)  Neither the Seller nor the Company is aware of the existence of an governmental, investigation, audit, or examination of any Benefit Plan or of any facts that would lead it to believe that any such governmental investigation, audit, or examination is pending or Threatened. There exists no action, suit, or claim with respect to any Benefit Plan pending or, to the Knowledge of Seller or the Company, Threatened against any such plan or arrangement.

        3.22    Changes After December 31, 2002.    Except as set forth in Part 3.22 of the Disclosure Schedule, since December 31, 2002, the Company has not:

        (a)  issued or sold, or issued any option or right to subscribe to, or entered into any Contract to issue or sell, any shares of its capital stock or any bonds or other corporate securities or subdivided or in any way reclassified any shares of its capital stock;

        (b)  incurred any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under Contracts entered into, in the Ordinary Course of Business;

        (c)  discharged or satisfied any material claim or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Most Recent Financial Statements and current liabilities incurred since the date thereof in the Ordinary Course of Business;

        (d)  purchased or redeemed any shares of its capital stock;

        (e)  mortgaged, pledged or subjected to any claim, any of its assets, tangible or intangible;

        (f)    canceled any debt or claim, except in each case in the Ordinary Course of Business;

        (g)  made any material addition to, or sold any material portion of, its fixed assets;

        (h)  sold, assigned or transferred any Intellectual Property.

        (i)    increased, directly or indirectly, the salary or other compensation of any officer of the Company or of any member of its management, or entered into any employment agreement with any person or paid or entered into any agreement to pay any bonus or other extraordinary compensation to any officer of the Company or to any member of its management or other employees, or instituted any general increase in rates of compensation of its employees, or increased, directly or indirectly, any pension of benefits for any thereof;

        (j)    made any material capital expenditure or commitment therefor, except made pursuant to a Contract in accordance with Section 3.17;

        (k)  suffered any casualty or other similar loss of assets;

        (l)    entered into any Contract with Seller or any affiliate of the Seller;

        (m)  amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other corporation, or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its principal business;

        (n)  by any act or omission to act defaulted under any lease or license or material Contract; or

        (o)  entered into any other material transaction other than in the Ordinary Course of Business.

        3.23    Environmental Matters.    Except as set forth in Part 3.23 of the Disclosure Schedule, to the Knowledge of Seller:

        (a)  the Company complied and is now complying with the material requirements of relevant Environmental Laws and permits, licenses or authorizations issued under such Environmental Laws with respect to the Facilities;

        (b)  there are no past or present circumstances, activities, events, conditions or occurrences that will (a) form the basis of an Environmental Claim against the Company with respect to the Facilities; (b) cause the Facilities to be subject to material restrictions on its ownership, occupancy, use or transferability under any Environmental Law; (c) require the filing or recording of any material notice or restriction relating to the presence of Hazardous Materials in the Facilities; or (d) materially prevent or interfere with Buyer's ability to operate and maintain the Facilities in substantial compliance with applicable Environmental Laws;

        (c)  the permits, authorizations and licenses required under Environmental Laws to operate and maintain the Facilities have been obtained;

        (d)  there are no pending Environmental Claims against the Facilities or Seller with respect to the Facilities that would have a material adverse effect on the Facilities or Seller with respect to the Facilities;

        (e)  Hazardous Materials have not at any time been generated, used, treated, recycled or stored on, or transported to or from, or released, deposited or disposed of on the Facilities, and the Company has not used the Facilities for such purposes other than in substantial compliance with applicable Environmental Laws; and

        (f)    there are no in-use underground storage tanks at the Facilities; there is no asbestos contained in, forming part of, or contaminating any part of the Facilities; and no polychlorinated biphenyls (PCBs) are used at the Facilities.

        3.24    No Material Adverse Change.    Since the date of the Most Recent Financial Statements, there has not been any material adverse change of the business, operations, properties or assets of the Company.

        3.25    Brokers or Finders.    Seller has retained Kalil & Co., Inc. as Seller's broker in connection with the transactions contemplated by this Agreement and either (i) will be fully liable for such broker's fees or commissions or (ii) will cause the Company to pay in full such liability as of the Closing and set forth such liability in the computation of Net Working Capital.

        3.26    No Additional Representations.    Buyer acknowledges that Seller and/or the Company have made no representation or warranty, expressed or implied, except as expressly set forth in this Agreement. Seller represents and warrants that any information regarding the Company which was delivered in writing or made available for inspection by Buyer does not contain any material misstatement.

        3.27    Representations and Warranties on Closing Date.    The representations and warranties made in this Section 3 will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate to an earlier period shall be true and correct on the Closing Date as of such earlier date.

        3.28    Payola/Pugola.    To the Knowledge of Seller, (i) no direct or indirect payment has been made to any employee or executive of the Company or its affiliates to influence airplay on the Stations without informing the Stations' listeners and (ii) there has been no investigation, inquiry, disciplinary action or fine (whether governmental or otherwise) regarding any payments relating to airplay on the Stations.

        3.29    Music Licenses.    The Company and the Stations have made all required payments of license fees under, and have properly accrued all liabilities in respect of, obligations to ASCAP and BMI.

4.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Seller as follows:

        4.1    Organization, Corporate Power and Good Standing of the Buyer.    The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to carry on its business, as now conducted and to own or lease its properties and other assets as now owned or leased. The Company has qualified to do business in any other jurisdiction in which such qualification is necessary in order to enable the Company to carry on its business as now conducted or to own or lease its properties and assets as now owned or leased.

        4.2    Authorization; Execution and Delivery; Binding Obligation.    All corporate acts and other proceedings required to be taken by or with respect to the Buyer to authorize it to execute, deliver and perform this Agreement and the Contemplated Transactions have been duly taken. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer in accordance with its terms.

        4.3    Violation of Law; Consents.    The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Contemplated Transactions will not violate any Legal Requirements applicable to the Buyer or any of the Organizational Documents of the Buyer. Except as indicated in Part 4.3 of the Disclosure Schedule, no Consent, other action of, or filing with, any Person, or any court, administrative agency or any Governmental Authority is required in connection with the execution and delivery of the Buyer of this Agreement and the consummation of the Contemplated Transactions.

        4.4    Brokers or Finders.        Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        4.5    FCC Qualifications.    There are no facts that under the Communications Act or the rules and regulations of the FCC would (i) disqualify Buyer from acquiring control of the Governmental Authorizations issued by the FCC for the Stations; or (ii) disqualify Buyer from consummating the transactions contemplated by this Agreement. No waiver of any FCC rule or regulation is required for Buyer to obtain the consent of the FCC to purchase the Shares of the Company and acquire control of the Stations.

5.
CONDITIONS TO OBLIGATIONS OF THE BUYER

        The obligations of the Buyer under this Agreement are, at the option of the Buyer, subject to the conditions that:

        5.1    Compliance with Covenants; Representations and Warranties True.    All the terms, covenants, agreement and conditions of this Agreement to be complied with and performed by the Seller and/or the Company on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by the Seller and/or the Company herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects on the Closing Date as of such earlier date). Notwithstanding the foregoing, Seller shall not be deemed to have breached or failed to comply with Section 3.24 if such breach or failure is due or caused directly by an act, omission, or instruction of Buyer under or in connection with a Time Brokerage Agreement signed by Buyer and Seller, or any activities or transactions by Buyer in furtherance thereof or in connection therewith or any action of Seller in accordance with the terms of such Time Brokerage Agreement (except for such actions of Seller that constitute gross negligence or willful misconduct). The Buyer and Seller acknowledge that there may be an adverse change in the operations of the Company resulting from its potential change in ownership, but this in no way affects the provisions of Section 3.24.

        5.2    Legal Proceedings.    There shall not be any Proceeding by or before any court, administrative agency or other Governmental Body (i) which seeks to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, (ii) which might affect the right of the Buyer to own in its entirety or control the Company.

        5.3    Consents to Assignments.    The Seller and the Buyer shall have received the Consents or waivers indicated in Parts 3.4 and 4.3 of the Disclosure Schedule as may be required by the terms thereof.

        5.4    FCC Consent.    The FCC Consent shall have been obtained, without the imposition of any condition materially adverse to Buyer except those that are customary in the assignment of FCC Licenses, and the Company shall have complied with any conditions imposed on it by the FCC Consent; provided however, that the Company shall have no obligation to comply with any such condition that is materially adverse to the Company.

        5.5    Resignations of Officers and Directors.    On or prior to the Closing Date, the Buyer shall have received the signed resignations dated the Closing Date, of all or any of the directors or officers of the Company as the Buyer shall have requested.

        5.6    Intentionally Deleted.

        5.7    Environmental Report.    The Buyer must receive a report from the Phase I environmental study it performs on the Owned Real Property that does not disclose a material adverse environmental condition. The Seller and the Company hereby authorize the Buyer, at its sole cost and expense, to perform a Phase I environmental study on the Owned Real Property as deemed necessary by the Buyer. If, however, the subject report discloses a material adverse environmental condition of the Owned Real Property that is unacceptable to Buyer, Buyer shall immediately notify the Company and Seller, and allow the same a reasonable time to remedy the respective unacceptable condition, which shall in no event exceed 60 days after the Closing Date.

        5.8    Studio Lease.    The Company shall have entered into a five year lease (with a five year renewal option) for the studios of the Stations at the current premises in the form of the draft lease attached as Part 5.8 of the Disclosure Schedule.

6.
CONDITIONS TO OBLIGATIONS OF THE SELLER

        The obligations of the Seller under this Agreement are, at the option of the Seller, subject to the conditions that:

        6.1    Compliance with Covenants; Representations and Warranties True.    All the terms, covenants, agreement and conditions of this Agreement to be complied with and performed by the Buyer on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by the Buyer herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects on the Closing Date as of such earlier date).

        6.2    Legal Proceedings.    There shall not be any Proceeding by or before any court, administrative agency or other Governmental Body which seeks to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

        6.3    Consents to Assignments.    The Seller and the Buyer shall have received the Consents or waivers indicated in Parts 3.4 and 4.3 of the Disclosure Schedule as may be required by the terms thereof.

        6.4    FCC Consent.    The FCC Consent shall have been obtained, without the imposition of any condition materially adverse to Seller except those that are customary in the assignment of FCC Licenses, and the Company shall have complied with any conditions imposed on it by the FCC Consent; provided however, that the Company shall have no obligation to comply with any such condition that is materially adverse to the Company.

7.
APPLICATION TO FCC

        (a)  No later than ten (10) days after the date of this Agreement, Seller and Buyer shall prepare and jointly file with the FCC all necessary applications ("FCC Applications") requesting the written consent to the transfer from Seller to Buyer of control of the Company as contemplated in this Agreement. In the event that the merger of Buyer and Univision Communications Inc. ("Univision"), MB Docket No. 02-235, has not been consummated at the time the FCC Applications are to be filed, the FCC Applications also shall include an application seeking consent to the transfer of control of the

Company from Seller to Buyer as owned and controlled by Univision. Buyer shall use its best efforts to secure the cooperation of Univision in the preparation and prosecution of the FCC Applications.

        (b)  Seller and Buyer shall thereafter prosecute such FCC Applications in good faith and with all reasonable diligence and otherwise use their Best Efforts to obtain the FCC Consent as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If rehearing, reconsideration or judicial review is sought by a third party or by the FCC on its own motion with respect to the FCC Consent, Buyer and Seller shall vigorously oppose such efforts for rehearing, reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Section 11. All FCC filing or grant fees with respect to such FCC Consent shall be paid equally by Buyer and Seller. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of FCC Applications to be prepared by it and in connection with the processing and defense of the FCC Applications.

8.
CONTROL OF THE STATION

        Notwithstanding any provision otherwise contained herein, in no event shall Buyer, prior to the Closing, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

9.
COVENANTS OF SELLER PRIOR TO CLOSING DATE

        9.1    Access and Investigation.    Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) afford Buyer reasonable access to the Company's personnel, properties, contracts, books and records, and other relevant documents, (b) furnish Buyer with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request.

        9.2    Operation of the Businesses of the Company.    Between the date of this Agreement and the Closing Date, Seller will cause the Company to:

        (a)  conduct its business only in the Ordinary Course of Business, except as specifically otherwise set forth herein;

        (b)  use its Best Efforts to preserve the current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

        (c)  keep the Stations' aggregate barter obligations, as of the Closing Date, at an amount that is equal to or less than $200,000 in excess of the Stations' aggregate barter assets. The aggregate barter liabilities currently exceed barter assets by approximately $184,000. If at any time prior to Closing the Stations anticipate assuming additional barter obligations, such decision will in good faith be discussed with Buyer.

Notwithstanding the foregoing, the Company may pay, if properly declared, dividends to Seller.

        9.3    Negative Covenant.    Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.22 is likely to occur.

        9.4    Notifications.    Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer, in writing, if Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement. Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Any such supplement shall be deemed to amend any representation or warranty made by Seller under this Agreement but it shall not have any effect on the determination of whether the conditions set forth in Section 5.1 have been satisfied by Seller.

        9.5    No Negotiation.    Until such time, if any, as this Agreement is terminated pursuant to Section 11, Seller will not, and will cause the Company not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

        9.6    Best Efforts.    Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Section 5 to be satisfied.

        9.7    Excluded Assets and Liabilities.    Prior to the Closing, Seller will cause the Company (i) to distribute or dispose of the assets listed on Part 9.7 of the Disclosure Schedule and (ii) to retire or otherwise be released from obligation with respect to the liabilities listed on Part 9.7 of the Disclosure Schedule.

        9.8    Environmental Compliance.    By no later than 60 days after the Closing Date, Seller will cause the Company to bring all environmental matters set forth on Part 3.23 of the Disclosure Schedule into full and complete compliance with the Environmental Laws.

10.
COVENANTS OF BUYER PRIOR TO CLOSING DATE

        10.1    Best Efforts.    Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 6 to be satisfied.

        10.2    Notification.    Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller, in writing, if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement. Buyer will promptly deliver to Seller a supplement to the Disclosure Schedule specifying such change.

11.
TERMINATION

        11.1    Terminating Events.

        (a)  In addition to other available remedies, this Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other if:

            (i)  the other party is in material breach of this Agreement and such breach has been neither cured within thirty (30) days after written notice of such breach nor waived by the party giving such termination notice;

          (ii)  a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (iii)  the Closing has not occurred by February 8, 2004 (the "Upset Date")

        (b)  This Agreement may be terminated by mutual written consent of Buyer and Seller.

        (c)  If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate hereunder, provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have thirty (30) days from receipt of such notice to cure such default; provided that, if the breach or default is due to no fault of the defaulting party and is not capable of cure within such thirty (30) day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effect a cure. Nothing in this section shall be interpreted to extend the Upset Date.

        11.2    Effect of Termination.    Each party's right of termination under Section 11 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

12.
INDEMNIFICATION; REMEDIES

        12.1    Survival after the Closing.    All representations, warranties, covenants, and obligations in this Agreement will survive the Closing for a period of 18 months after the Closing, except the representations and warranties contained in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), the last sentence in Section 3.15(a), 4.1, 4.2 and 4.3, which shall survive indefinitely, the representations contained in Section 3.11, which shall survive for a period of 6 years, and the representations contained in Section 3.23, which shall survive for a period of 3 years from the Closing Date.

        12.2    Indemnification and Payment of Damages by Seller.    Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

        (a)  any Breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement;

        (b)  any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(ii) as having caused the condition specified in Section 5.1 not to be satisfied;

        (c)  any Breach by Seller of any covenant or obligation of such Seller in this Agreement;

        (d)  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either

Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

        (e)  any litigation involving the Company, Seller or their respective employees or representatives arising with respect to periods on or before the Closing Date; and

        (f)    any liability for Taxes to the extent the Seller is liable under the provisions of Section 12.10.

        12.3    Indemnification and Payment of Damages by Buyer.    Buyer will indemnify and hold harmless Seller (an "Indemnified Person"), and will pay to Seller, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions or (d) any liability for Taxes to the extent the Buyer is liable under the provisions of Section 12.10.

        12.4    Time Limitations.

        (a)  If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), the last sentence of Section 3.15(a), 3.11, and 3.23 unless on or before eighteen (18) months after the Closing, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.12(a), and the last sentence of 3.15(a) shall have no time limitation. In the case of the representations and warranties contained in Section 3.11 the claim must be made on or before 6 years after the Closing Date, and in the case of the representations and warranties contained in Section 3.23, the claim must be made on or before 3 years after the Closing Date.

        (b)  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.1, 4.2 and 4.3, unless on or before two years after the Closing, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 4.1, 4.2, or 4.3 shall have no time limitation.

        12.5    Limitations on Amount.    Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 12.2 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages in the aggregate exceed $50,000.

        12.6    Limitations on Amount.    Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 12.3 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000.

        12.7    Procedure for Indemnification-Third Party Claims.

        (a)  Promptly after receipt by an Indemnified Person under Section 12.2 or 12.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

        (b)  If any Proceeding referred to in Section 12.7(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

        12.8    Procedure for Indemnification—other Claims.    A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

        12.9    Indemnity Escrow.    In the event that Seller fails to satisfy any claim for indemnification made by Buyer hereunder, Buyer may assert a claim against the funds held pursuant to the Post-Closing Indemnity Escrow Agreement.

        12.10    Indemnification for Taxes.

          (a)  The Seller shall indemnify the Buyer Indemnified Parties and hold them harmless from all liability for Taxes of the Company for Pre-Closing Tax Periods (as defined below). Interest and penalties due with respect to all Pre-Closing Tax Periods shall be deemed to be Taxes for such Pre-Closing Tax Periods. As used herein, "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date. Notwithstanding the foregoing, the Seller shall not indemnify and hold harmless Buyer from any liability for Taxes (i) accrued in full on the Estimated Closing Balance Sheet, (ii) attributable to any action taken after the Closing by Buyer, any of Buyer's affiliates (including the Company or any of its subsidiaries) or any transferee of Buyer or any of its affiliates for periods after the Closing Date (a "Buyer Tax Act") or (iii) attributable to a breach by Buyer of its obligations under this Agreement.

          (b)  Buyer shall, and shall cause the Company to, indemnify the Seller and hold it harmless from (i) all liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), and (ii) all liability for Taxes attributable to a Buyer Tax Act.

          (c)  In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), (i) the sales and use Taxes, and Taxes based upon or measured with reference to net income, of the Company for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date and (ii) the other Taxes of the Company for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed on a per diem basis

  (including property taxes and municipal license taxes), provided that any such per diem computation shall be adjusted where relevant to reflect the actual proportionate period of property ownership during the applicable Tax period for any such other Tax with respect to the ownership of specific items of property held by the Company or its subsidiaries during any Tax period including the Closing Date. All property taxes and municipal license taxes will be provided on a per-diem basis to the fiscal year to which the same are applicable. The Buyer, at its sole cost and expense, shall prepare the Company's 2003 income tax return, which shall be approved by Seller (such approval not to be unreasonably withheld) prior to filing.

13.
GENERAL PROVISIONS

        13.1    Expenses.    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. All fees and expenses to be borne by the Company hereunder shall be accrued on the Estimated Closing Balance Sheet.

        13.2    Public Announcements.    Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine. Seller and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

        13.3.    Confidentiality.    Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, (i) Buyer and Seller shall return to the other, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, and (ii) the Buyer and Seller shall destroy all internal documentation (recorded in any medium whatsoever) containing Confidential Information (as defined in that certain Confidentiality Agreement executed by Buyer and Seller, and dated July 7, 2002) obtained from the other party. Except as is required for the consummation of the transaction contemplated by this Agreement, during the period from the date hereof through the Closing Date, both Buyer and Seller shall also keep confidential the fact that the parties have entered into this Agreement and all other matters relating to this transaction.

        13.4    Notices.    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        Seller:

    Fundación Angel Ramos, Inc.
    PO Box 362408
    San Juan, Puerto Rico 00936-3507
    Attention: Mrs. Argentina S. Hills, President
    Telephone: (787) 763-3776
    Facsimile No.: (787) 250-4421

        with a copy to:

    Fiddler, González & Rodríguez
    PO Box 363507
    San Juan, Puerto Rico 00936-3507
    Attention: Rafael Cortés Dapena, Esq.
    Telephone: (787) 759-3179
    Facsimile No.: (787) 754-7539

        Buyer:

    Hispanic Broadcasting Corporation
    3102 Oak Lawn Avenue, Suite 215
    Dallas, Texas 75219
    Attention: Jeffrey T. Hinson, Senior Vice President
    Telephone: (214) 525-7711
    Facsimile: (214) 525-7750

        with a copy (which shall not constitute notice) to:

    Hallett & Perrin, P.C.
    2001 Bryan Street, Suite 3900
    Dallas, Texas 75201
    Attention: Bruce H. Hallett
    Telephone: (214) 922-4120
    Facsimile: (214) 922-4170

        13.5    Jurisdiction; Service of Process.    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the Commonwealth and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

        13.6    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        13.7    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        13.8    Entire Agreement and Modification.    This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.

        13.9    Disclosure Schedule.

        (a)  The Disclosure Schedule, as amended prior to Closing, shall be considered an integral part of this Agreement. The disclosures in the Disclosure Schedule, and those in any supplement thereto, relate to all the representations and warranties in this Agreement. A disclosure under any Part of the Disclosure Schedule shall be deemed to be a disclosure under any other relevant Part of the Disclosure Schedule, so long as internal references on the respective Disclosure Schedules refer to the specific location (within the Disclosure Schedule) where the required information is disclosed.

        (b)  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) the statements in the body of this Agreement will control.

        13.10    Assignments, Successors, and No Third-party Rights.    Neither party may assign any of its rights under this Agreement without the prior consent of the other party except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Buyer, in which case Buyer shall remain liable for any and all obligations of Buyer under this Agreement. Subject to the preceding sentence, this Agreement will apply to be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        13.11    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        13.12    Section Headings, Construction.    The headings of the Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        13.13    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        13.14    Governing Law.    This Agreement will be governed by the laws of the Commonwealth without regard to conflicts of laws principles.

        13.15    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        13.16    Initial Escrow Amount.    As good faith deposit and security for its obligations under this Agreement, the Buyer has deposited with Banco Popular de Puerto Rico (the "Initial Escrow Agent") the amount of $1,600,000 (the" Initial Escrow Amount") pursuant to an Escrow Agreement in the form attached hereto as Part 13.16 of the Disclosure Schedule (the "Initial Escrow Agreement"). At the Closing, and upon the Buyer complying with its obligations hereunder, the Initial Escrow Amount will be returned to the Buyer, or at Buyer's option, the Initial Escrow Amount will be delivered to Seller and the Purchase Price will be offset by such amount. All interest on the Initial Escrow Amount shall be paid to Buyer on a quarterly basis.

        13.17    Collection of Accounts Receivable.    After the Closing, the Company shall use its Best Efforts to collect all receivables of the Company included in the Estimated Closing Date Balance Sheet. All payments by the customers will be credited to the oldest invoice.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FUNDACIÓN ANGEL RAMOS, INC.
By:	/s/ ARGENTINA S. HILLS Argentina S. Hills President
HISPANIC BROADCASTING CORPORATION
By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson Senior Vice President

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  Exhibit 10.17
CONFIDENTIAL STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT